SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                          Date of Report: July 16, 2002
                        (Date of earliest event reported)


                              NETWOLVES CORPORATION
             (Exact name of registrant as specified in its charter)



    New York                  000-25831              11-2208052
 (State or other            (Commission             (IRS Employer
 jurisdiction of             File Number)            Identification
 incorporation)                                         Number)


        One Corporate Drive, Suite 103, Bohemia, New York    11716
 (Address of principal executive offices)                  (Zip Code)



Registrant's telephone number including area code     (631) 589-8275


              ----------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5.   Other Events

     (a) On July 16, 2002 the Company amended its Certificate of Incorporation, as authorized by its Board of Directors, by designating 1,000,000 shares of its 2,000,000 shares of preferred stock as Series A Convertible Preferred Stock, par value $.0033 per share ("Series A Preferred Stock"). The following is a summary of the powers, designations, preferences and other rights of the Series A Preferred Stock as set forth in more specificity in the amendment to the Company's Certificate of Incorporation filed as an exhibit.

          (i) Face Amount: The face amount per share of the Series A Preferred Stock is $15.00.

          (ii) Dividends: Cumulative dividends on the Series A Preferred Stock will accrue at a rate of 8% per annum from the date of issuance and will be payable annually in additional shares of the Series A Preferred Stock. The total number of shares issuable as stock dividends will be determined by dividing 8% of the aggregate face amount of the then outstanding Series A Preferred Stock by the face amount per share thereof. Dividends on the Series A Preferred Stock will be paid in preference to any dividends paid to the holders of the Company's common stock or any other series of the Company's preferred stock made junior to the Series A Preferred Stock of any amounts paid such holders on the redemption, repurchase or retirement of any such other stock.

          (iii) Liquidation: On any liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock will receive payment of the aggregate face amount thereof, plus all accrued and unpaid dividends before any payments or distributions are paid or provided for the Company's common stock or any other series of the Company's preferred stock made junior to the Series A Preferred Stock.

          (iv) Redemption: The Series A Preferred Stock is redeemable only at the option of the Investor after two years, at a price per share equal to 100% of the aggregate face amount thereof, plus all accrued and unpaid dividends.

          (v) Conversion Rights: Each share of the Series A Preferred Stock will be convertible at the time of the holders' option into 10 shares of the common stock (an exercise price of $1.50 per share, the "Conversion Price"), subject to anti-dilution adjustments, and will be automatically converted into 10 shares thereof if the closing market price of the Series A Preferred Stock is three times the Conversion Price for 30 consecutive trading days and whereby the average daily trading volume during those 30 days is 100,000 or greater and provided there is an effective registration statement.

          (vi) Voting Rights: Holders of Series A Preferred Stock will have voting rights on an as if converted basis and will vote as a single class with holders of the Company's common stock.

     (b) To date, the Company has issued 219,833 shares of its Series A Convertible Stock for a total cash consideration of $3,297,500. The shares were issued in connection with a private offering of the Company's securities pursuant to which shareholders also received warrants to purchase shares of the Company's common stock at an initial exercise price equal to $1.65 per share. Five warrants were issued for each share of Series A Preferred Stock (one-half warrant for each share of common stock issuable upon conversion of the Series A Preferred Stock). The warrants are exercisable for five years from the issuance date and are callable by the Company if the closing price of the Company's common stock is at or above three times the exercise price for 30 consecutive trading days.

     (c) Approximately $3,000,000 of the proceeds from the sale of the Series A Preferred Stock was utilized to purchase the outstanding capital stock of Norstan Network Services, Inc. The Company is seeking to sell additional shares of its Series A Preferred Stock, the proceeds of which are intended to be used for working capital.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits

          3(i) Certificate of Amendment to the Certificate of Incorporation of NetWolves Corporation.

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              NETWOLVES CORPORATION

                                              /s/ Peter C. Castle
                                             -------------------------------
                                             Peter C. Castle
                                             Vice President - Finance


Dated:   August 19, 2002